EXHIBIT 99


                                  PRESS RELEASE

For Immediate Release                               Contact:  Walter L. Williams
                                                                    Chairman and
                                                         Chief Executive Officer

                     TEXOIL, INC. ANNOUNCES INTENT TO MERGE
                       WITH FORTUNE PETROLEUM CORPORATION

                       FORTUNE TO ACQUIRE TEXOIL FOR STOCK


APRIL 18, 1996 - HOUSTON, TEXAS - TEXOIL, INC. (NASDAQ SCM: TXLI) announced today that it has entered into a letter of intent with Fortune Petroleum Corporation (ASE: FPX) for the merger of Texoil into Fortune.

In the transaction, expected to close on or before August 15, 1996, Texoil shareholders would receive one share of Fortune common for every 3.2 Texoil shares, up to a maximum of 1,845,000 Fortune common shares. Texoil's preferred shareholders will exchange for Texoil common prior to the merger and be part of the transaction. Approximately $1.1 million of debt owed to certain Texoil shareholders will be converted to Fortune common. Walter L. Williams, the Chairman and Chief Executive Officer of Texoil, will join Fortune's board of directors following the merger.

The transaction is subject to a number of contingencies, including completion of due diligence, execution of a definitive merger agreement, SEC effectiveness of a registration statement for the Fortune shares, listing of the Fortune shares that will be issued on the AMEX and approval of the merger by the shareholders of both companies.

Texoil's assets include producing properties in South Louisiana, three large exploration prospects on which 3-D seismic surveys are pending in Louisiana and Texas, and working and overriding royalty interests in certain areas of the Louisiana exploration program of Texas Meridian Resources Corporation.

Pending the execution of a definitive merger agreement, Fortune has agreed to lend to Texoil on a secured basis Texoil's share of the 3-D seismic costs on Texoil's three large exploration prospects. Texoil's share of those costs over the next six months is projected to be approximately one million dollars.

Walter L. Williams, Chairman and Chief Executive Officer of Texoil stated: "We believe this merger will be very beneficial for our shareholders. They will have better liquidity, broad exposure to Fortune's inventory of exploration prospects while maintaining exposure to Texoil's own projects, and capital for furtherance of the Texoil projects."

Texoil, Inc. is an independent energy company engaged in oil and gas exploration and production, primarily in South Louisiana. The Company's common stock and its Class A and Class B common stock purchase warrants trade on the NASDAQ Small-Cap Market under the symbols "TXLI", "TXLIW" and "TXLIZ", respectively.


For further information, contact:

Texoil, Inc.                           Shimmerlik Corporate Communications, Inc.
Walter L. Williams                     Warren Shimmerlik
Chairman and CEO                       212/247-5200
713/652-5741 or 800/742-1665